Exhibit (e)

Ivy High Income Opportunities Fund

DIVIDEND REINVESTMENT PLAN

Approved May 20, 2013

1. Computershare Trust Company, N.A. (“DRP”), will act as agent (“Agent”) for the participating holders of common shares (the “Participants”) of Ivy High Income Opportunities Fund (the “Fund”), and will open an account for each Participant under the Dividend Reinvestment Plan (the “Plan”) in the name of the record owner in which shares of the Fund’s common shares, par value $0.001 per share (“Common Shares”) are registered, and put into effect for the Participant the distribution reinvestment provisions of the Plan. Dividends will be reinvested for all participants pursuant to the Plan, unless a shareholder terminates its account pursuant to Section 9 below.

2. If the Fund declares a distribution payable either in Common Shares or in cash, non-participants in the Plan will receive Common Shares (in the case of a common shares distribution) or cash (in the case of a cash distribution), and Participants will receive Common Shares (in the case of a common shares distribution) or, in the case of a cash distribution, the equivalent amount in Common Shares valued in the following manner: if the market price of the Common Shares on the determination date is equal to or exceeds 98% of the net asset value per share of the Common Shares, DRP will acquire shares directly from the Fund at a price equal to the greater of (i) 98% of the net asset value per share at the valuation time on the determination date or (ii) 95% of the market price per share of the Common Shares on that date. If 98% of the net asset value per share of the Common Shares exceeds the market price of the Common Shares on the determination date, DRP will buy Common Shares in the open market, on the New York Stock Exchange (“NYSE”) or elsewhere, for the Participants’ accounts as soon as practicable commencing on the trading day following the determination date and terminating no later than the earlier of (a) 30 days after the dividend or distribution payment date, or (b) the record date for the next succeeding dividend or distribution to be made to the holders of the Common Shares; except when necessary to comply with applicable provisions of the federal securities laws. If during this period (i) the market price rises so that it equals or exceeds 98% of the net asset value per share of the Common Shares at the valuation time before DRP has completed the open market purchases or (ii) if DRP is unable to invest the full amount eligible to be reinvested hereunder in open market purchases during the time period referred to in the previous sentence, DRP shall cease purchasing shares in the open market and the Fund shall issue the remaining shares of Common Shares at a price per share equal to the greater of (i) 98% of the net asset value per share at the valuation time on such date or (ii) 95% of the then current market price per share of Common Shares.

3. For all purposes of the Plan: (a) the valuation time will be the close of trading on the NYSE on the determination date for the relevant dividend or distribution; (b) the determination date will be the record date for determining shareholders eligible to receive the relevant dividend or distribution, except that if such day is not a NYSE trading day, it will be the immediately preceding trading day; (c) the market price of the Fund’s Common Shares on a particular date shall be the mean between the highest and lowest sales prices on the NYSE on that date, or, if there is no sale on the NYSE on that date, then the mean between the closing bid and asked quotations for such common shares on the NYSE on such date; (d) the net asset value per share of the Fund’s Common Shares as of the valuation time on a particular date shall be as determined by or on behalf of the Fund; and (e) all distributions and other payments shall be made net of any applicable withholding tax.

4. The open market purchases provided for above may be made on any securities exchange where the Fund’s Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as DRP shall determine. Participant funds held by DRP pending investment will not bear interest, and it is understood that, in any event, DRP shall have no liability in connection with any inability to purchase shares within the time period for open market purchases, as herein provided, or with respect to the timing of any purchases effected. DRP shall have no responsibility as to the value of the Common Shares of the Fund acquired for a Participant’s account. In connection with open market purchases, DRP may commingle a Participant’s funds with those of other Participants and the average price (including processing fees reasonably incurred, which include brokerage commissions the DRP is required to pay) of all shares purchased by DRP as Agent shall be the price per share allocable to each Participant in connection therewith.

5. DRP may hold shares acquired pursuant to the Plan, together with the shares of other Participants acquired pursuant to the Plan, in noncertificated form in DRP’s name or that of DRP’s nominee. DRP will forward to Participants any proxy solicitation material and will vote any shares so held for any Participant only in accordance with instructions given through a proxy executed by the Participant.

6. DRP will confirm to each Participant each acquisition made for his account as soon as practicable, but not later than 30 days after the date thereof. Participants may from time to time have an undivided fractional interest (computed to six decimal places) in a Common Share. Distributions on fractional shares will be credited to a Participant’s account. In the event of the termination of a Participant’s account under the Plan, DRP will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination less any applicable fees reasonably incurred.

7. Any common shares dividends or split shares distributed by the Fund on shares held by DRP for a Participant will be credited to the Participant’s account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for a Participant under the Plan will be added to other shares held by such Participant in calculating the number of rights to be issued to the Participant. Transaction processing may either be curtailed or suspended until completion of any common shares dividend, common shares split or corporate action.

8. No service fee for handling the reinvestment of capital gains distributions or income dividends will be charged to Participants or their accounts. Participants will be charged a per share processing fee (which includes any brokerage commissions the DRP is required to pay) reasonably incurred on open market purchases.

9. A Participant may terminate his account under the Plan by notifying DRP in writing at P.O. Box 43078, Providence, Rhode Island 02940-3078 or by calling DRP at (800) 426-5523. Such termination may be effective immediately if notice is received by DRP prior to any dividend or distribution record date; otherwise such termination may be effective as soon as practicable after DRP’s investment of the most recently declared dividend or distribution on the Common Shares. The Plan may be terminated by the Fund upon notice in writing mailed to all Participants at least 30 days prior to the record date for the payment of any dividend or distribution by the Fund for which the termination is to be effective. Upon any termination, DRP will continue to hold whole shares for each Participant in noncertificated form until otherwise notified by Participant, and will cause a cash adjustment for any fractional shares to be delivered to each Participant after deducting brokerage commissions actually incurred. If a Participant elects to notify DRP in advance of such termination, or at any time following termination, to have DRP sell part or all of his shares and remit the proceeds to the Participant, DRP is authorized to deduct brokerage commissions actually incurred for this transaction from the proceeds and a $2.50 service fee.

10. These terms and conditions may be amended or supplemented by the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to Participants appropriate written notice at least 30 days prior to the effective date of such amendment or supplement, and only upon DRP’s receipt of the written consent of the Fund’s Board of Trustees. The amendment or supplement shall be deemed to be accepted by Participants unless, prior to the effective date thereof, DRP receives written notice of the termination of a Participant’s account under the Plan. Any such amendment may include an appointment by DRP in DRP’s place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an agent for the purpose of receiving distributions, the Fund will be authorized to pay such successor agent, for a Participant’s account, all distributions payable on Common Shares of the Fund held in the Participant’s name under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. DRP shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but DRP assumes no responsibility and shall not be liable for loss or damage due to an error, unless such error is caused by its negligence, bad faith or willful misconduct of DRP or its employees or agents.

12. These terms and conditions of this Plan shall be governed by the laws of the State of Kansas.